EXHIBIT 99.1

Press Release

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PARADIGM GENETICS, INC. CHANGES CORPORATE IDENTITY TO ICORIA, INC.

- NEW CORPORATE IDENTITY REFLECTS STRATEGIC TRANSFORMATION INTO
CUTTING-EDGE SYSTEMS BIOLOGY COMPANY -

RESEARCH TRIANGLE PARK, NC, August 17, 2004 — Paradigm Genetics, Inc. (NASDAQ:PDGM), announced today that it has changed its corporate identity to Icoria, Inc. (NASDAQ:ICOR), effective immediately. Icoria’s new website is www.Icoria.com.

“This change in our identity communicates two transforming developments in the life of our company. The first is our evolution to an integrated systems biology company, providing access to large markets in both healthcare and agriculture. The second is the continued ascendance of our healthcare business, aided by the recent acquisition and successful integration of TissueInformatics.Inc. We are now well positioned to embrace expanded commercial opportunities in our two markets,” said Heinrich Gugger, PhD, President and CEO of Icoria.

“This represents the culmination of a process of strategic change from a functional genomics company serving the agrichemical sector to a systems biology company conducting cutting-edge, product-focused discovery and development research in both healthcare and agriculture. Icoria is a systems biology leader, unique in both the breadth of its core technology platforms and its ability to commercialize those technologies,” said G. Steven Burrill, Chairman of the Board of Icoria.

“Systems biology represents the integration and analysis of multiple interrelated biological activities in an organism, from molecular cause to whole organism response. Icoria has not only demonstrated the ability to bring the requisite technologies together to perform systems biology analyses but has also shown its ability to commercialize its platform effectively,” said Lee Hood, PhD, Icoria Board member and President of the Institute for Systems Biology, Seattle, WA.

In healthcare, Icoria’s service offerings include gene expression analysis services (Paradigm Array Labs), tissue analysis for toxicology testing, and biomarker-enabled drug discovery. Icoria engages in research and development collaborations with the pharmaceutical and biotechnology industries. In addition, Icoria is applying its systems biology platform to the discovery of proprietary therapeutics in the areas of liver injury and metabolic disorders, especially as associated with diabetes and obesity. The uniqueness of Icoria’s proprietary systems biology platform is a direct benefit of the acquisition of TissueInformatics.Inc, which contributed the ability to digitally measure tissue phenotype to the company’s existing multi-stream data generation and computational platforms.

In agricultural biotechnology, Icoria’s strong reputation for leadership continues and is expanding into new areas. Through the application of systems biology, Icoria is identifying modes of action of agrichemicals and is focused on the discovery and development of proprietary molecules that can enhance plant productivity by providing resistance to stress and improve nutrient utilization. In its established

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partnerships, Icoria continues to identify specific trait genes that can be used for crop improvement and to participate in the discovery of novel agrichemicals.

Through access to both markets using a common systems biology platform, Icoria is poised to expand upon its present revenue stream and further diversify its customer base, as manifest by the change from two to over thirty customers in the course of this transition. Icoria has contracted revenues of $150 million, nearly half of which represent future revenues.

About Icoria, Inc.

Icoria is a biotechnology company applying its proprietary systems biology platform to the discovery and development of safer, more effective drugs and agrichemicals. Icoria has major collaborations with the National Institute of Environmental Health Sciences, Bayer CropScience, the Monsanto Company, Pioneer Hi-Bred International (a subsidiary of DuPont), the National Institute of Standards & Technology’s Advanced Technology Program, and L’Oréal Inc. For more information, visit www.Icoria.com.

This press release contains forward-looking statements, including statements regarding the Company’s expectations for using its systems biology platform to discover biomarkers and inaccessible targets for small molecule discovery. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria’s annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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